APOLLO INVESTMENT CORPORATION ARTICLES OF AMENDMENT Apollo Investment Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that: FIRST: Pursuant to Section 2-105(a)(13) of the Maryland General Corporation Law (the “MGCL”), the charter of the Corporation is hereby amended by deleting the first two sentences of Section 5.1 of Article V in its entirety and inserting in place thereof the following: “The Corporation has authority to issue one hundred thirty million (130,000,000) shares of stock, consisting of one hundred thirty million (130,000,000) shares of Common Stock, $0.001 par value per share (“Common Stock”). The aggregate par value of all authorized shares of stock having par value is one hundred thirty thousand Dollars ($130,000).” SECOND: Immediately before the amendment set forth above, the total number of shares of stock of all classes that the Corporation has authority to issue is four hundred million (400,000,000) shares, all of which have been classified as common stock, par value $0.001 per share. The aggregate par value of all shares of all classes is four hundred thousand Dollars ($400,000). THIRD: As amended, the total number of shares of stock of all classes that the Corporation has authority to issue is one hundred thirty million (130,000,000) shares, all of which have been classified as common stock, par value $0.001 per share. The aggregate par value of all shares of all classes is one hundred thirty thousand Dollars ($130,000). FOURTH: The foregoing amendment was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized by Section 2-105(a)(13) of the MGCL and the charter of the Corporation without any action by the stockholders of the Corporation. FIFTH: As amended hereby, the charter of the Corporation shall remain in full force and effect. EIGHTH: The undersigned acknowledges these Articles of Amendment to be the act and deed of the Corporation and, further, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, such matters and facts relating to the Corporation are true in all material respects and that this statement is made under the penalties of perjury. [Remainder of the Page Intentionally Blank]

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